CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-NAPA MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

September 27th, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-NAPA Series (the “VV-NAPA Series”) and the creation of the VV-NAPA Interests (the “VV-NAPA Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in September 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-NAPA Series and the creation of the VV-NAPA Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-NAPA Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-NAPA Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-NAPA Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-NAPA Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-NAPA Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-NAPA Interests

AUTHORIZED SHARES:	Minimum: 2,840 / Maximum: 3,266 Interests

SERIES ASSETS:	Napa 2018 Collection
	Producer	Wine	Vintage	Quantity
	Kongsgaard	The Judge Napa Valley Chardonnay	2018	2
	Screaming Eagle	Screaming Eagle Sauvignon Blanc Oakville	2018	3
	Cardinale	Cardinale Red*	2018	24
	Dana Estates	Dana Estates Cabernet Sauvignon Helms Vineyard	2018	12
	Dominus	Dominus	2018	6
	Eisele Vineyard	Eisele Vineyard Cabernet Sauvignon	2018	24
	Hundred Acre	Hundred Acre Cabernet Sauvignon Kayli Morgan Vineyard	2018	24
	Hundred Acre	Hundred Acre Cabernet Sauvignon The Ark Vineyard	2018	24
	Joseph Phelps	Joseph Phelps Insignia	2018	36
	Kapcsandy Family	Kapcsàndy Cabernet Sauvignon State Lane Vineyard Grand Vin	2018	12
	Lokoya	Lokoya Cabernet Sauvignon Howell Mountain	2018	6
	Lokoya	Lokoya Cabernet Sauvignon Mount Veeder	2018	6
	Lokoya	Lokoya Cabernet Sauvignon Spring Mountain	2018	6

	Opus One	Opus One	2018	36
	Penfolds	Penfolds Bin 98 Quantum Napa Valley - South Australia Cabernet Sauvignon	2018	12
	Quintessa	Quintessa Proprietary Red Rutherford	2018	12
	Scarecrow	Scarecrow Cabernet Sauvignon	2018	6
	Screaming Eagle	Screaming Eagle Cabernet Sauvignon Oakville	2018	3
	Spottswoode	Spottswoode Cabernet Sauvignon St. Helena	2018	36
	TOR	TOR Pur Magic Cabernet Sauvignon Vine Hill Ranch	2018	6

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-NAPA to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King

TITLE: Managing Member